SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. __)

                         DYNA GROUP INTERNATIONAL, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  267912-10-3
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                                 (CUSIP Number)


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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                August 16, 2000
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             (Date of Event Which Requires Filing of This Statement)

                         (Continued on following pages)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)
      |X| Rule 13d-1(c)
      |_| Rule 13d-1(d)

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      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 267912-10-3             SCHEDULE 13G
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1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Chelverton Fund Limited
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
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3     SEC USE ONLY


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4     SOURCE OF FUNDS*


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5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

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6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
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                  7     SOLE VOTING POWER

                        478,200 (See Note A)
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            N/A
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               478,200 (See Note A)
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        N/A
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11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      478,200 (See Note A)
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12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|


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13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.42%
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14    TYPE OF REPORTING PERSON*

      CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (a) NAME OF ISSUER

           DYNA GROUP INTERNATIONAL, INC.

       (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           1661 South Sequin Avenue
           New Braunfels, Texas 78130

ITEM 2 (a) NAME OF PERSON FILING

           CHELVERTON FUND LIMITED

       (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
           RESIDENCE

           Craigmuir Chambers
           P.O. Box 71, Road Town
           Tortola, British Virgin Islands

       (c) CITIZENSHIP

           British Virgin Islands

       (d) TITLE OF CLASS OF SECURITIES

       (e) CUSIP NUMBER

           267912-10-3

ITEM 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_|  Broker or dealer registered under section 15 of the Act

      (b)   |_| Bank as defined in section 3(a)(6) of the Act

      (c)   |_| Insurance company as defined in section 3(a)(19) of the Act

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940

      (e)   |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

      (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

      If this statement is filed pursuant to Rule 13d-1(c), check this box |X|

ITEM 4 OWNERSHIP

      (a)   Amount beneficially owned:

            478,200 (See Note A)

      (b)   Percent of class:

            6.42%

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote: 478,200 (See Note A)

            (ii)  Shared power to vote or to direct the vote: N/A

            (iii) Sole power to dispose or to direct the disposition of: 478,200
                  (see Note A)

            (iv)  Shared power to dispose or to direct the disposition of: N/A

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            N/A

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            N/A

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

            N/A

ITEM 10 CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        August 24, 2000
                                        ----------------------------------------
                                                       (Date)

                                        CHELVERTON FUND LIMITED


                                        By: /s/
                                            ------------------------------------
                                                      (Signature)
                                               James Morton: Investment Director
                                               on behalf of European American
                                               Securities Inc., Manager of the
                                               Chelverton Fund Limited

                                     NOTE A

Based on information provided by the Issuer, there are currently outstanding 7,440.925 shares of the Common Stock of the Issuer.

The Reporting Person disclaims any beneficial interest in or voting rights in the shares of Common Stock of the Issuer held by or issuable upon the exercise of any conversion or other rights held by any other holder of shares or such rights of the Issuer.